Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT
TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of filing of the Annual Report on Form 10-K for the year ended December 31, 2019, Sysorex’s class of common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, as amended, each of which is incorporated herein by reference as an exhibit to the Annual Report on Form 10-K filed with the Securities and Exchange Commission, of which this Exhibit 4.5 is a part. We encourage you to read our articles of incorporation, our bylaws and the applicable provisions of the Nevada Revised Statutes for additional information.

Authorized and Outstanding Capital Stock

As of March 6, 2020, we had 510,000,000 authorized shares of capital stock, par value $0.00001 per share, of which 500,000,000 were shares of common stock and 10,000,000 were shares of “blank check” preferred stock.

Common Stock

The holders of our common stock will be entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, we expect that the Sysorex board of directors will retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Anti - takeover Provisions in Sysorex’s Articles of Incorporation and Bylaws

Authorized But Unissued Preferred Stock

As discussed above, we will be authorized to issue a total of 10,000,000 shares of preferred stock. Our articles of incorporation provide that the board of directors may issue preferred stock by resolution, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Amending the Bylaws

Our articles of incorporation authorize the board, exclusively, to adopt, amend or repeal our bylaws.

Special Meetings of Stockholders

Our articles of incorporation provide that special meetings of our stockholders may be called at any time only by (i) the Board of Directors, (ii) any two directors, (iii) the Chairperson of the Board or (iv) the Chief Executive Officer or the President together with one non-employee director. Stockholders may not call a special meeting for any purpose.

Filling Vacancies

Our articles of incorporation provide that, subject to the rights, if any, of the holders of shares of preferred stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancy on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director.

Removal of Directors

The provisions of our bylaws may make it difficult for our stockholders to remove one or more of our directors. Our bylaws provide that the entire board of directors, or any individual director, may be removed from office at any special meeting of stockholders called for such purpose by vote of the holders of two-thirds of the voting power entitling the stockholders to elect directors in place of those to be removed. Our bylaws also provide that when the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Board Action Without Meeting

Our bylaws provide that the board may take action without a meeting if all the members of the board consent to the action in writing. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Neither our bylaws nor our articles of incorporation provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

(1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

(1) Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3) The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2 above, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred; (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our articles of incorporation and bylaws include provisions that indemnify, to the fullest extent allowable under the Nevada Revised Statutes, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Sysorex, or for serving at the request of Sysorex as a director or officer or another position at another corporation or enterprise, as the case may be. Our articles of incorporation and bylaws also provide that Sysorex must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the Nevada Revised Statutes. Sysorex’s bylaws expressly authorize Sysorex to carry insurance to protect Sysorex’s directors and officers against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not Sysorex would have the power to indemnify such person.

The limitation of liability and indemnification provisions in Sysorex’s articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Sysorex’s directors and officers, even though such an action, if successful, might otherwise benefit Sysorex and its stockholders. However, these provisions do not limit or eliminate Sysorex’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Sysorex pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Sysorex directors, officers or employees for which indemnification is sought.

In addition, we intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties fines and settlement amounts actually and reasonably incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any other entity to which the person provides services at our request. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors and officers.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Sysorex by means of a proxy contest, tender offer, merger or otherwise.

Listing

Our shares of common stock are quoted on the OTCQB market of the OTC Markets Group, Inc. under the symbol “SYSX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

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